Exhibit 10.11

FIRST AMENDMENT
TO
ASSET PURCHASE AND SALE AGREEMENT

This First Amendment to Asset Purchase and Sale Agreement (this “Amendment”), dated March 19, 2003, is by and between Carbon Energy Corporation (USA), formerly known as Bonneville Fuels Corporation, a Colorado corporation (“Seller”), and Fasken Acquisitions 02, Ltd., a Texas limited partnership (“Buyer”).

Recitals:

A.                                   Buyer and Seller are parties to that certain Asset Purchase and Sale Agreement (the “Agreement”), dated January 15, 2003.  Terms defined in the Agreement shall have the same meaning herein unless otherwise provided.

B.                                     Buyer and Seller wish to amend the Agreement in accordance with the provisions of this Amendment.

Agreement:

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

1.                                       Closing Date.  Under Section 9.1 of the Agreement, the Closing Date has been extended to March 24, 2003, and the Preliminary Settlement Statement to be delivered by Seller under Section 9.1(b) will be furnished by the end of the day on Wednesday, March 20, 2003 (two business days prior to the Closing Date).

2.                                       Assignment.  The Assignment to be delivered under Section 9.1(a) of the Agreement shall be in the form attached hereto as Exhibit 1.  The Assignment and Exhibit A-2 thereto do not set forth specific Net Revenue Interests or Working Interests for all of the Assets transferred by Seller to Buyer.  The parties hereto acknowledge and agree that Seller’s special warranty under the Assignment shall apply to the Net Revenue Interests and the Working Interests set forth in Exhibit A-2 to the Agreement (as amended hereby) as if all of such Working Interests and Net Revenue Interests were set forth in Exhibit A-2 to the Assignment, subject to the terms and conditions of the Agreement as amended by this Amendment.

3.                                       Revisions of Exhibits/Deletion of North Bagley Prospect.  Certain errors have been discovered on the Exhibits and Schedules to the Agreement.  In addition, the parties have agreed to delete the TP A State #2 Well, North Bagley Prospect, Eddy County, New Mexico, from the sale provided for under the Agreement. The parties hereby acknowledged and agree that the Exhibits and Schedules to the Agreement are replaced by those attached hereto as Exhibit 2.

4.                                       Title Defects.  Buyer has furnished Seller Title Defect Notices by letters dated February 28 and March 3, 2003, with Schedules 1 and 2 attached thereto (“Buyer’s Notices”).  The parties hereby acknowledge and agree that each of the matters covered by Buyer’s Notices has been cured or is waived by Buyer except for the following matters:

a.               Lake Shore #10-5 Well.  Seller and Fasken Land and Minerals Ltd. and Fasken Oil and Ranch, Ltd. (collectively, the “Fasken Entities”) are parties to that certain Participation Agreement dated February 8, 2001, as amended April 10, 2001, and as further amended September 20, 2001 (the “Fasken Participation Agreement).  As of the date hereof, the Lakeshore Federal S.C.#10-5 Well, being 3rd Test Well to be drilled under the Fasken Participation Agreement (the “Lake Shore #10-5 Well”) has not been drilled.  If the Lake Shore #10-5 Well is commenced on or before the first anniversary of the Closing Date and such well is drilled and completed with due diligence and dispatch, to the objective formation and depth in accordance with the terms and provisions of the Fasken Participation Agreement, then the Buyer shall be entitled to a Purchase Price Adjustment in the amount of $39,866 (the “Closing Adjustment”) being the amount by which the Title Defect Amount claimed exceeds the $100,000 Title Defect Deductible.  For purposes of this section 4.a., (1) the Lake Shore # 10-5 Well shall be deemed to have been “commenced” only if a drill rig is on location capable of drilling such Well to the objective formation and depth and actual drilling has commenced by spudding such Well; and (2) “completed” means that the Lake Shore #10-5 Well is completed either as a dry hole or as a producer of oil and/or gas by setting production casing.  Seller agrees to escrow the Closing Adjustment with Welborn Sullivan Meck & Tooley, P.C. under the Escrow Agreement attached hereto as Exhibit 3, such Escrow Agreement to be entered into at Closing.  Subject to clause c., below, Buyer and Seller agree that the Escrow Agent shall cause the Closing Adjustment to be paid in accordance with the following provisions and each agrees to provide appropriate instructions to Escrow Agent accordingly under the terms of the Escrow Agreement:

i.                  If the Lake Shore #10-5 Well is commenced on or before the first anniversary of the Closing Date and such well is drilled and completed with due diligence and dispatch, to the objective formation and depth in accordance with the terms and provisions of the Fasken Participation Agreement, then the Closing Adjustment shall be paid to Buyer;

ii.               If the Lake Shore #10-5 Well is not commenced as provided in clause i, above, on or before the first anniversary of the Closing Date and drilled and completed with due diligence and dispatch to the objective formation and depth in accordance with the terms and provisions of the Fasken Participation Agreement, then the Closing Adjustment shall be paid to Seller; and

iii.            If Buyer is rendered unable, wholly or in part, by force majeure to commence the drilling of the Lakeshore #10-5 Well or to drill with due diligence and dispatch to the objective formation and depth in accordance with the terms and provisions of the Fasken Participation Agreement, then the obligations to commence and drill such well, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure.  The term “force majeure” as here employed shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public right, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Buyer.  Buyer shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

b.              Unrecorded Overriding Royalty Burdens.  Seller acquired a portion of the Assets from The Louisiana Land & Exploration Company et. al. (collectively, “Inexco”), pursuant to an Assignment, Bill of Sale and Conveyance dated July 28, 1989 (the “Inexco Assignment”).  Under the terms of the Inexco Assignment, Seller assumed Inexco’s obligation to pay certain unrecorded overriding royalty burdens (the “Inexco Burdens”).  UPON CLOSING, SELLER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES FROM AND AGAINST ALL LOSSES ARISING FROM OR RELATING TO THE INEXCO BURDENS.  This indemnity is subject to the terms and conditions of Article 13 of the Agreement, as amended by this Amendment, and to the following additional terms and conditions:

i.                  For purposes of this indemnity, the term “Losses” shall include, but not be limited to, Losses relating to the incorrect payment of the Inexco Burdens and Losses relating to a reduction in the Net Revenue Interest specified in Exhibit A-2 of the Agreement, provided however, if the Inexco Burdens have been accounted for in the Net Revenue Interest reflected on Exhibit A-2 to the Agreement, then this indemnity shall not apply unless such Burdens have been improperly paid.

ii.               In the event the Loss is attributable to a lesser Net Revenue Interest being delivered to Buyer than the Net Revenue Interest specified in Exhibit A-2 to the Agreement, the amount of such Loss shall be calculated by multiplying the portion of the Purchase Price allocated to the property which has a deficient Net Revenue Interest by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for the property which has a deficiency in the interest (the “Deficient Interest Loss”).  Subject to clauses iii and iv, below, any amounts due Buyer from Seller as the result of a Deficient Interest Loss shall be paid to Buyer by Seller within thirty (30) days after receipt of notice of such Loss and Buyer shall have no further liability or obligation with respect to such Loss.

iii.            Notwithstanding the foregoing, Seller may contest and defend with reasonable diligence and dispatch against any Loss asserted with respect to the Inexco Burdens in accordance with the terms and conditions of Article 13 of the Agreement.  So long as Seller continues in a diligent manner to contest and defend against any such Loss, payment of the Deficient Interest Loss shall not be due, and the amount of the Deficient Interest Loss shall be adjusted to the extent Seller is successful in its contest and defense.

iv.           Seller shall not be obligated to indemnify Buyer for any Loss relating to the Inexco Burdens unless Buyer has delivered a written notice to Seller of such Loss prior to the third anniversary of the Closing Date.  Any Loss relating to the Inexco Burdens for which Seller does not receive written notice before the end of such three  (3) year period shall be deemed to be an Assumed Liability.

v.              The parties acknowledge and agree that Buyer’s indemnity rights hereunder are in lieu of and not in addition to any other rights Buyer may have with respect to Losses attributable to the Inexco Burdens, including the special warranty under the Assignment, Conveyance and Bill of Sale to be delivered at Closing, which special warranty shall not apply to the Inexco Burdens assumed by Seller under the Inexco Assignment.

vi.           This indemnity is subject to the provisions of clause c., below.

c.                  The Closing Adjustment in clause a., above, is adjusted for the full amount of the Title Defect Deductible under the Agreement.  The parties agree that Seller is entitled to realize the full benefit of the $100,000 Title Defect Deductible regardless of whether such benefit inures under clause a., clause b., or a combination thereof, and the following shall apply:

i.                  If Seller indemnifies Buyer against Losses with respect to the matters covered under clause b., prior to disbursement of the Closing Adjustment under the Escrow Agreement attached hereto as Exhibit 3, Seller’s indemnity obligation shall only apply to the extent such Losses exceed $100,000, provided that Seller shall pay the amount saved (up to $100,000) to Buyer at such time as Buyer is entitled to receive the Closing Adjustment under the Escrow Agreement.

ii.               If Seller is entitled to receive the Closing Adjustment under the Escrow Agreement prior to such time as Seller indemnifies Buyer against Losses under clause b., then Seller’s indemnity obligation under clause b. shall only apply to the extent such Losses exceed $100,000.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SELLER:

CARBON ENERGY CORPORATION (USA) f/k/a Bonneville Fuels Corporation

By:
Name and Title:

BUYER:

FASKEN ACQUISITIONS 02, LTD.,
a Texas limited partnership
By: Fasken Management, LLC, its General Partner

By:
Benjamin L. Blake, Vice President